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                                                                      Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
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

                                                                                  Thirteen Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                                                        August 27, 2000         August 29, 1999
--------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations Before Income Taxes....              $  87,838               $  73,227
Plus Fixed Charges...........................................                 12,005                   9,865
Less Capitalized Interest....................................                   (833)                   (441)
                                                                           ---------               ---------

Consolidated Earnings from Operations Before Income
   Taxes Available to Cover Fixed Charges....................              $  99,010               $  82,651
                                                                           =========               =========

Ratio of Consolidated Earnings to Fixed Charges..............                   8.25                    8.38
                                                                           =========               =========

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